TRICO MARINE SERVICES, INC.


        SUPPLEMENT TO PROSPECTUS DATED JANUARY 28, 1998




     The Offer to Exchange all outstanding 8-1/2% Senior Notes due 2005, Series C issued by Trico Marine Services, Inc. (the "Company"), for 8-1/2% Senior Notes due 2005, Series D issued by the Company has been extended to 5:00 p.m., New York City time, on March 9, 1998. Any 8-1/2% Senior Notes due 2005, Series C previously tendered will remain subject to the exchange offer unless withdrawn.


            This Supplement is dated March 3, 1998.